Exhibit B-7




                           CERTIFICATE OF AMENDMENT TO THE
                           CERTIFICATE OF INCORPORATION OF
                               GPU NUCLEAR CORPORATION


                    The undersigned corporation, organized under the laws of the State of New Jersey, in accordance with N.J.S.A. 14A:9-2(4), hereby certifies as follows:

                    FIRST:    The name of the corporation is GPU Nuclear
          Corporation.

                    SECOND:   Article First of the corporation's
          Certificate of Incorporation is amended to read in its entirety as follows:

                         "FIRST:   The name of the corporation (hereinafter
                         sometimes called the "corporation") is GPU
                         Nuclear, Inc."

                    THIRD:    The foregoing amendment to the Certificate of
          Incorporation was adopted by the sole holder of the common stock of the corporation on the lst day of August, 1996.

                    FOURTH:   The number of shares entitled to vote on the
          amendment was 2,500.

                    FIFTH:    The number of shares voting for the amendment
          was 2,500 and no shares were voted against the amendment.

                    SIXTH:    The amendment shall be effective as of August
          1, 1996 at 5 p.m.

                    IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Amendment to be signed by a duly authorized officer thereof this 1st day of August, 1996.



                                             GPU NUCLEAR CORPORATION



                                             By:____________________
                                             Name:   James R. Leva
                                             Title:  Chairman of the Board